CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-10 being filed by WonderFi Technologies Inc. with the United States Securities and Exchange Commission of our report dated March 28, 2023, on the consolidated financial statements of Coinsmart Financial Inc. and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2022 and 2021, and the consolidated statements of comprehensive loss, consolidated statements of changes in equity and consolidated statements of cash flows for the years ended December 31, 2022 and 2021, and notes to the consolidated financial statements, including a summary of significant accounting policies.

/s/ Ritcher LLP

Ritcher LLP

Montréal, Québec

October 5, 2023